EXHIBIT 3.3


                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF DESIGNATION OF
                RIGHTS, PREFERENCES, PRIVILEGES AND RESTRICTIONS
                           OF SERIES A PREFERRED STOCK
                                       OF
                          INTERPLAY ENTERTAINMENT CORP.
                             A DELAWARE CORPORATION

         INTERPLAY ENTERTAINMENT CORP., a Delaware corporation organized and existing under and by virtue of the Delaware General Corporation Law (the "Corporation"), does hereby certify:

         1. Pursuant to the authority granted by the Corporation's Amended and Restated Certificate of Incorporation, the Corporation's Board of Directors have designated seven hundred nineteen thousand four hundred twenty-four (719,424) shares of Preferred Stock as Series A as set forth in that Certificate of Designation of Rights, Preferences, Privileges and Restrictions of Series A Preferred Stock of the Corporation filed with the Secretary of State of Delaware on April 14, 2000 (the "Certificate").

         2. The Board of Directors of the Corporation duly adopted a resolution proposing and declaring advisable the following amendment to the Certificate, and directing that said amendment be submitted to the stockholders of the Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

                  "NOW, THEREFORE,  BE IT RESOLVED, that paragraph 6 of
         Article IV of the Certificate is hereby amended and restated to read in full as follows:

                  "6. VOTING RIGHTS. The holder of each share of Series A Preferred Stock shall have the right to one vote for each share of Common Stock into which such share of Series A Preferred Stock could then be converted
(subject to the limitation set forth in the penultimate sentence of Section 4(a)), and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders' meeting in accordance with the Bylaws of this Corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote as a single class, unless otherwise prohibited by law; PROVIDED, HOWEVER, that, notwithstanding anything to the contrary in this Certificate, the aggregate number of votes to which Series A Preferred Stock is entitled shall not under any circumstances exceed seven million six hundred nineteen thousand and forty-seven (7,619,047) votes. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Series A Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward)."


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         RESOLVED  FURTHER,  that,  except as amended  herein,  the  Certificate remain in full force and effect."

         3. That thereafter, the holders of the necessary number of shares of capital stock of the Corporation voted in favor of the foregoing amendments by written consent in accordance with the applicable provisions of the Delaware General Corporation Law.

         4. That said amendments were duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, INTERPLAY ENTERTAINMENT CORP. has caused this Certificate of Amendment to be signed by its duly authorized Chief Executive Officer, Brian Fargo, this 25th day of October, 2000.



                                     INTERPLAY ENTERTAINMENT CORP.,
                                     a Delaware corporation


                                     By: /s/ Brian Fargo
                                         ---------------------------------------
                                          Brian Fargo, Chief Executive Officer